Press release of the Registrant, dated February 10, 1999 - Pediatrix Medical Group, Inc., (NYSE:PDX) today announced that it expects to report earnings per share that will exceed consensus and analyst estimates for the fourth quarter and year ending December 31, 1998.

Pediatrix had anticipated reporting its full 1998 results today. However, the Audit Committee of the Pediatrix Board of Directors engaged KPMG LLP to conduct a concurrent audit of its 1998 financial statements as a result of the U.S. Securities and Exchange Commission's (SEC) determination that PricewaterhouseCoopers LLP (PwC), the Company's independent accounting firm of record, had violated the auditor independence rules.

KPMG was engaged on January 11, 1999, and has not completed its audit work. Pediatrix expects to report its complete 1998 year-end results following completion of KPMG's audit work in approximately one week.

Pediatrix had no knowledge of PwC's violation of the independence rules, and PWDC has asserted that there was no material impact on Pediatrix's financial statements.

The auditor independence rules prohibit employees of an accounting firm from owning shares of a publicly held company for which they are performing audit work. A tax associate at PwC's Tampa office held 165 shares of Pediatrix common stock at the time that he began work on the tax portion of the Company's 1996 financial statement audit, a violation of the SEC's independence rules.

Last month, the SEC publicly announced the settlement of an enforcement action against PwC based on its alleged failure to comply with the SEC's independence requirements. After consultation with the SEC concerning the SEC's determination of PwC's independence violation, Pediatrix chose to retain KPMG, in addition to PwC, to audit its 1998 financial statements. The Company expects to file KPMG's audit report with the SEC.

Pediatrix is the nation's largest provider of neonatal and perinatal physician services.

During the 1998 fourth quarter, Pediatrix was awarded contracts to operate neonatal intensive care units (NICUs) in Ponce, Puerto Rico, and Baltimore, Maryland. A Pediatrix subsidiary, Obstetrix Medical Group, Inc., acquired perinatal physician groups located in Reno, Nevada, and San Jose, California.

For all of 1998, Pediatrix added a total of 27 NICUs through the combination of eight neonatal group acquisitions and internal growth. In addition, Obstetrix acquired seven perinatal physician groups during the year.
Obstetrix provides service in eight markets within seven states.

During 1999, Pediatrix has acquired a neonatal physician group practice in Oklahoma City, and was awarded a contract to operate a newly-opened NICU at a suburban Kansas City hospital.


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Pediatrix was founded in 1979 and has evolved as a national physician group specializing in neonatal and perinatal care. The Company provides services to more than 125 NICUs, eight pediatric intensive care units and three pediatrics departments.

Combined, Pediatrix and its subsidiaries employ approximately 350 physicians. Additional information is available on the Internet: http://www.pediatrix.com.

Except for historical information, this press release contains certain forward-looking statements that involve risk and uncertainties that may cause actual results to differ materially from the statements made. Such factors include, but are not limited to, changing market conditions, the ability to successfully identify suitable acquisition candidates and to complete those acquisitions on favorable terms and other risks detailed from time to time by the Company or in its filings with the U.S. Securities and Exchange Commission.